EXHIBIT 99.2
                                  ------------


                                            American  Bingo  &  Gaming  Corp.
                                            1440  Charleston  Highway
                                            West  Columbia,  SC  29169
                                            (Nasdaq:  BNGO)


AT  THE  COMPANY                         AT  THE  FINANCIAL  RELATIONS  BOARD
----------------                         ------------------------------------
Andre Hilliou,                           General  Info:    Michael  Lawson
Chief  Executive  Officer                Analyst  Info:    Lynn Sawyer-Landau
Richard  Kelley,                         Media  Info:      Marty  Gitlin
Chief  Financial  Officer               (212)  661-8030
(803) 796-7875

FOR  IMMEDIATE  RELEASE
-----------------------
February  26,  1999

           AMERICAN BINGO & GAMING ANNOUNCES SETTLEMENT AGREEMENT WITH
           -----------------------------------------------------------
                  COMPANY'S FORMER PRESIDENT AND OTHER PARTIES
                  --------------------------------------------

    Company To Receive Proceeds from Orderly Sale of Shares of Common Stock and
                                    Five-Year
         Irrevocable Proxies for Shares Held Currently or in the Future

FEBRUARY 26, 1999, COLUMBIA, SC -- American Bingo & Gaming Corp. (Nasdaq: BNGO) announced today a settlement agreement with its former president and chief executive officer, Greg Wilson, and members of his family to dismiss with prejudice the lawsuit between the parties which is pending in Delaware and the claims against Mr. Wilson pending in South Carolina.

Under the terms of the agreement, the Company will receive the net proceeds from the sale of 200,000 shares of American Bingo & Gaming common stock owned by Mr. Wilson and his sister. The shares will be sold in open market transactions between March 1 and May 31, 1999, under conditions that the Company believes will provide an orderly market during the period. Any shares unsold at May 31 will be delivered to the Company. The Company will receive $1,300 as consideration for the founder's stock originally issued to Mr. Wilson and members of his family.

In addition, Mr. Wilson and others will sell their 1.3 million-share holdings in the Company over a five-year period beginning June 1, 1999 at a predetermined liquidation method. The Company will also receive irrevocable proxies to vote the shares currently held or which may be acquired by Mr. Wilson and other parties for a period of five years or until all shares are sold.

Commenting on the settlement, American Bingo & Gaming President and Chief Executive Officer Andre Hilliou said, "We are pleased to have resolved the litigation with Mr. Wilson. The settlement has the potential to provide the Company with significant financial benefits from the sale of 200,000 shares of stock by Mr. Wilson and the other parties. And the orderly liquidation of the holdings of Mr. Wilson and the others should provide some security to shareholders that this large block of stock will be liquidated with minimum disruption to the market."

American Bingo & Gaming competes in the $16.1 billion non-casino gaming market and $7 billion U.S. charitable market, specializing in video gaming machines
(VGMs) and charitable bingo. It is one of only a few publicly traded bingo operations, and is emerging as a primary consolidator of the charitable bingo and video gaming industries. The Company's video gaming operations consist of more than 800 machines installed at various locations that form multiple gaming "routes" which crisscross South Carolina, and account for approximately 63% of revenue. The balance, or 37% of revenues, is earned from bingo centers in Texas, Alabama and South Carolina, and other operations.

                                       ###

Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions and other risks detailed in the Company's SEC reports.

    To receive American Bingo and Gaming Corp.'s latest news releases and other corporate
            Documents via FAX AT NO COST, please dial 1-800-PRO-INFO.
                        Use the Company's symbol:  BNGO.

                   Or visit BNGO's web pages at www.frbinc.com


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